CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 53 to the Registration Statement on Form N-1A of our report dated June 7, 2004, relating to the financial statements and financial highlights which appears in the April 30, 2004 Annual Report to Shareholders of Thrivent US Government Zero Coupon Target Fund Series 2006, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
November 12, 2004